Applied UV, Inc. Announces Pricing of $12.0 Million Public Offering of 10.5% Series A Cumulative Perpetual Preferred Stock

Mount Vernon, NY, July 13, 2021 – Applied UV, Inc. (NasdaqCM: AUVI) (“Applied UV” or the “Company”), an infection prevention technology company that applies the power of narrow-range ultra violet light ("UVC") to destroy pathogens safely, thoroughly, and automatically, today announced the pricing of its underwritten registered public offering of 480,000 shares of 10.5% Series A Cumulative Perpetual Preferred Stock, with liquidation preference of $25.00 per share (the “Series A Preferred Stock”), at an initial public offering price of $25.00 per share, raising gross proceeds of $12.0 million before deducting underwriting discounts and other estimated offering expenses. The offering is expected to close on or about July 16, 2021, subject to customary closing conditions.

In connection with the offering, the Company has granted the underwriters a 45-day option to purchase up to an additional 72,000 shares of Series A Preferred Stock. Dividends on the Series A Preferred Stock will be paid when declared by the Company’s Board of Directors at a fixed rate of 10.5% of the $25.00 liquidation preference per year, payable monthly, equivalent to $2.625 per year. The shares of Series A Preferred Stock are expected to be traded on Nasdaq under the symbol “AUVIP” on July 20, 2021.

The Company expects to use the net proceeds of this offering to fund a segregated dividend account in an amount equal to the first 12 monthly dividend payments and the remaining net proceeds for general corporate purposes, including new investments and acquisitions.

Ladenburg Thalmann & Co. Inc. is acting as lead book-running manager for this offering and EF Hutton, division of Benchmark Investments, LLC is acting as joint book-running manager for this offering.

The offering is being conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-257197) previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC") and an additional registration statement filed pursuant to Rule 462(b) which became effective upon filing. A prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Electronic copies of the prospectus relating to this offering, when available, may also be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any security in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Applied UV

Applied UV is focused on the development and acquisition of technology that address infection control in the healthcare, hospitality, commercial and municipal markets. The Company has two wholly owned subsidiaries - SteriLumen, Inc. ("SteriLumen") and Munn Works, LLC ("Munn Works"). SteriLumen's connected platform for Data Driven Disinfection™ applies the power of ultraviolet light (UVC) to destroy pathogens safely, thoroughly, and automatically, addressing the challenge of healthcare-acquired infections ("HAIs"). Targeted for use in facilities that have high customer turnover such as hospitals, hotels, commercial facilities, and other public spaces, the Company's Lumicide™ platform uses UVC LEDs in several patented designs for infection control in and around high-traffic areas, including sinks and restrooms, killing bacteria, viruses, and other pathogens residing on hard surfaces within devices' proximity. The Company's patented in-drain disinfection device, Lumicide Drain, is the only product on the market that addresses this critical pathogen intensive location. SteriLumen's Airocide® products for air purification, developed by NASA and FDA Cleared as class II medical devices, utilize a proprietary photo-catalytic bioconversion technology that draws air into a reaction chamber that converts damaging molds, microorganisms, dangerous pathogens, destructive VOCs and biological gasses into harmless water vapor without producing ozone or other harmful byproducts. Airocide® applications include healthcare, hospitality, grocery chains, wine making facilities, commercial real estate, schools, dental offices, and homes.

For more information about Applied UV, Inc., and its subsidiaries, please visit the following websites:

https://www.applieduvinc.com/;

https://sterilumen.com/; and,

https://munnworks.com/.

Forward-Looking Statements

The information contained herein may contain "forward-looking statements." Forward-looking statements reflect the current view about future events. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the view of management of Applied UV concerning the closing of the public offering, its business strategy, future operating results and liquidity and capital resources outlook. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Contact:

Applied UV Investor Relations

Kevin McGrath
TraDigital IR
+1-646-418-7002
kevin@tradigitalir.com